UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2023
Paramount Global
(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway
New York,	New York	10036
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 258-6000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	PARAA	The Nasdaq Stock Market LLC
Class B Common Stock, $0.001 par value	PARA	The Nasdaq Stock Market LLC
5.75% Series A Mandatory Convertible Preferred Stock, $0.001 par value	PARAP	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

On November 16, 2023, the Compensation Committee of the Board of Directors of Paramount Global (the “Committee”) adopted the Paramount Global Executive Change in Control Severance Protection Plan (the “Plan”). The Plan has been adopted to provide severance benefits to certain senior executives of Paramount designated by the Committee from time to time (including each of the Company’s named executive officers -- Robert M. Bakish, President and Chief Executive Officer; Naveen Chopra, Executive Vice President, Chief Financial Officer; Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary; Doretha F. Lea, Executive Vice President, Global Public Policy and Government Relations; and Nancy Phillips, Executive Vice President, Chief People Officer) in the event of any such executive’s Qualifying Termination (as defined below) in connection with or within 2 years following the consummation of a change in control.

In the event of a Plan participant’s termination of employment due to an involuntary termination without “Cause” or resignation for “Good Reason” (as such terms are defined in the participant’s employment agreement) (each, a “Qualifying Termination”) during the change in control protection period described above, the Plan provides that the participant shall be entitled to receive the following payments and benefits: (i) a pro-rata portion of the participant’s annual target bonus amount for the year in which the Qualifying Termination occurs; (ii) an amount equal to a designated severance multiplier multiplied by the sum of (a) the participant’s annual base salary plus (b) the participant’s annual target bonus amount; (iii) health benefit continuation for a designated period; (iv) executive level outplacement services for up to 12 months following the termination date; (v) vesting of participation rights under the Paramount Global Retiree Medical Plan, to the extent the participant meets the eligibility criteria; and (vi) accelerated vesting of all equity-based awards at target performance (where applicable). Further, in the event of a Qualifying Termination, any non-competition covenant contained in the participant’s employment agreement shall be automatically waived by Paramount. Receipt of any benefits under the Plan is subject to the participant’s execution and non-revocation of a general release of claims at the time of termination.

Payments under the Plan are subject to potential reduction to the extent a participant would be in a better net-after-tax position as a result of reducing payments to avoid the imposition of excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Bakish’s severance multiple under the Plan is 3, and his benefit continuation period is 36 months. Each of Mr. Chopra, Ms. D’Alimonte, Ms. Lea and Ms. Phillips has a severance multiple under the Plan of 2 and a benefit continuation period of 24 months.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan and the form of participant letter agreement thereunder, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits. The following exhibits are filed with this document.

Exhibit Number	Description of Exhibit

10.1	Paramount Global Executive Change in Control Severance Protection Plan
10.2	Form of Participant Letter Agreement under Change in Control Severance Protection Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARAMOUNT GLOBAL

By:	/s/ Christa A. D'Alimonte
	Name:	Christa A. D'Alimonte
	Title:	Executive Vice President,
General Counsel and Secretary

Date: November 17, 2023